NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS SECOND QUARTER FISCAL 2013 RESULTS:
▪	SAME-RESTAURANT SALES UP 0.3%
▪	ANNOUNCES PLAN TO EXIT MARLIN & RAY’S, TRUFFLES GRILL, AND WOK HAY CONCEPTS; INCURS PRE-TAX CHARGE OF $16.9 MILLION IN SECOND QUARTER
▪	REPURCHASES 2.4 MILLION SHARES OF ITS COMMON STOCK
▪	REPURCHASES $11.5 MILLION OF ITS HIGH YIELD BONDS
▪	BOARD INCREASES SHARE REPURCHASE AUTHORIZATION BY 10 MILLION SHARES

MARYVILLE, TN – January 9, 2013 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal second quarter ended December 4, 2012.

Results for second quarter 2013 compared to second quarter 2012 include:
•	Same-restaurant sales increased 0.3% at Company-owned Ruby Tuesday restaurants
•	Restaurant-level operating margin of 16.1%, compared to 14.4% for the prior year, an improvement of 170 basis points primarily driven by cost savings
•
Net loss of $15.1 million, or net loss of $4.6 million excluding the following:  1) Pre-tax impairment charges of $16.9 million incurred due to our decision to close and exit the Marlin & Ray’s and Wok Hay concepts, close two Company-developed Lime Fresh restaurants, and seek a buyer for the Truffles Grill concept which we currently license, and 2) CEO transition expenses of $0.4 million primarily related to search fees.  This compares to the prior-year net loss of $2.0 million.   We have included a reconciliation of these items and the related loss per share impact on the Investor Relations page of the Ruby Tuesday website:  www.rubytuesday.com.

•	Diluted loss per share of ($0.24), or diluted loss per share of ($0.07) excluding the impact of the items noted above, compared to diluted loss per share of ($0.03) for the prior year

JJ Buettgen, President and CEO, commented, “I am honored and excited to be leading this great company and look forward to working with the Board and the management team to drive profitable sales growth and create significant shareholder value going forward.  We were pleased to report our second consecutive quarter of positive same-restaurant sales in

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this challenging economic environment and are intently focused on consistently and profitably growing same-restaurant sales at our Ruby Tuesday concept.  However, given the uncertain and volatile consumer spending environment, as well as the level of competitive intensity we have seen in the restaurant sector over the last several months, we are projecting approximately flat same-restaurant sales for the year.

Over the last several weeks I have been working with the Board and the senior management team to shape our long-term vision for the Company.  Based on a significant amount of discussion and analysis, and a clear understanding that driving profitable same-restaurant sales at Ruby Tuesday is our first and most critical priority, we have decided to close our 13 Marlin & Ray’s restaurants immediately.  While this was a difficult decision to make, we have determined the Marlin & Ray’s brand is not an optimal conversion vehicle for us going forward.  For similar reasons, we also have decided to close and exit our one Wok Hay restaurant and seek a buyer for our two licensed Truffles Grill restaurants.  Additionally, based on experience gained since our initial involvement in Lime Fresh, we have decided to close two Company-developed Lime Fresh restaurants that we have determined to be outside our updated site selection criteria for the concept.  As we make these difficult decisions, we want to let the team members of these closed restaurants know that we appreciate their passion and commitment and we are working to ensure the employees affected by these planned closures are given opportunities at other Ruby Tuesday or Lime Fresh restaurants.

In addition to the aggregate pre-tax impairment charges of $16.9 million incurred in the second quarter in connection with these decisions, we will also incur an estimated $2.0-$5.0 million in pre-tax lease reserves and other charges in the third quarter.  Exiting these concepts will enable us to optimally allocate our time, capital, and resources to focus on the successful sales turnaround at our Ruby Tuesday restaurants, in addition to creating value with our Lime Fresh fast casual concept going forward.  While these decisions are difficult, we are convinced that this action is appropriate, timely, and beneficial longer term to our shareholders.”

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 Other highlights from our second quarter results include:
•
Total revenue decreased 1.0% from the prior-year primarily due to the permanent closure of 29 Company-owned Ruby Tuesday concept restaurants over the prior year, slightly offset by the same-restaurant sales increase at the Ruby Tuesday concept and unit growth of the Lime Fresh and Marlin & Ray’s concepts

•	Same-restaurant sales for domestic franchise restaurants increased by 0.2%
•
Opened two Company-owned Lime Fresh restaurants during the quarter and now have 17 Company-owned and five franchised locations, with our Company-owned restaurant count being subsequently reduced to 15 as a result of our planned closures

•	Permanently closed two Company-owned Ruby Tuesday restaurants
•	Domestic and international franchisees opened one and closed two Ruby Tuesday restaurants
•	RT Midwest Franchise successfully emerged from bankruptcy subsequent to the quarter end and is now operating 11 Ruby Tuesday franchised restaurants
•
Repurchased 2.4 million shares of common stock at an average price of $7.33 per share during the quarter.  Subsequent to quarter end, we repurchased an additional 400 thousand shares at an average price of $7.91.

•	Repurchased $11.5 million of high yield bonds at a 5% discount to par, resulting in a pre-tax gain of $0.6 million
•
Closed sale leaseback transactions on five restaurants during the quarter resulting in $11.7 million of gross proceeds.  Subsequent to the end of the quarter, we closed sale leaseback transactions on an additional two restaurants resulting in $4.7 million of gross proceeds.  Since the third quarter of fiscal 2012, we have completed sale leaseback transactions on 26 restaurants, resulting in $58.9 million of gross proceeds.

•	Total capital expenditures were $12.1 million
•
Total book debt of $309 million at the end of the second quarter compared to $342 million for the prior-year quarter, a decrease of $33 million.  Additionally, we had $26 million of cash on the balance sheet at quarter end compared to $9 million in the prior year.

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Share repurchase authorization
On January 8, 2013 the Board of Directors increased the share repurchase authorization amount by 10 million shares, resulting in 12.7 million shares now authorized for repurchase under the Company’s share repurchase plan.

Fiscal Year 2013 Guidance

•	Same-Restaurant Sales – We estimate same-restaurant sales for Company-owned restaurants will be approximately flat for the year
•
Company-Owned Restaurant Development – We plan to open 10 to 12 Lime Fresh restaurants, close two Lime Fresh restaurants, close 13 Marlin & Ray’s restaurants, close one Wok Hay restaurant, sell two Truffles Grill restaurants, and close six to eight Company-owned Ruby Tuesday restaurants

•	Franchise Restaurant Development – We estimate our franchisees will open 12 to 14 restaurants, up to 10 of which will be international, and close four to five restaurants
•	Restaurant Operating Margins – We estimate margins will improve approximately 150-175 basis points due to cost savings initiatives
•	Depreciation – Estimated to be in the range of $60-$62 million for the year
•
Selling, General, and Administrative Expenses – Advertising expense is estimated to be in the range of $78-$82 million for the year compared to $47.9 million in fiscal 2012 primarily due to incremental television advertising expense which is largely funded by our cost savings initiatives and reduction in promotions expense.  Excluding advertising expense, selling, general, and administrative expenses are estimated to be slightly lower primarily due to lower consulting fees and other cost savings initiatives being partially offset by the projected fourth quarter pension settlement expense attributable to our former CEO.

•	Interest Expense – Estimated to be $26-$27 million for the year
•	Tax Benefit – Based on our lower pre-tax income coupled with our employment-related tax credits, we anticipate a net tax benefit of $15 to $20 million for the year
•	Diluted Earnings Per Share – Diluted earnings per share for the year is estimated to be in the ($0.03) to $0.03 range including the second quarter impairment charges and third

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quarter lease and other charges mentioned above, in addition to including the CEO pension settlement expense and new CEO transition expenses.  Excluding the impact of these items, diluted earnings per share for the year are estimated to be in the $0.24 to $0.30 range.  On a go-forward basis, exiting these non-core brands should result in an annual earnings improvement of approximately $0.03 per share.

•	Fully-Diluted Weighted Average Shares Outstanding – Estimated to be approximately 60-61 million for the year
•	Capital Expenditures – Estimated to be $38-$42 million for the year
•
Free Cash Flow – Estimated to be $10-$20 million for the year.  On an adjusted basis, free cash flow is estimated to be $22-$32 million after excluding the impact of our former CEO’s pension payout (approximately $8 million) and estimated lease reserve settlements from restaurants closed in the fourth quarter of fiscal year 2012 and planned restaurant closures in the third quarter of fiscal 2013  (approximately $4 million).

•
Sale Leaseback – We plan to pursue sale leaseback transactions on up to 20 additional properties representing estimated gross proceeds of approximately $40-$45 million which we estimate will take another five to six quarters to complete

In closing, Mr. Buettgen said, “We enter the second half of our fiscal year with a clear focus on three key initiatives.  First, we are focused on driving profitable same-restaurant sales growth at Ruby Tuesday.  We will accomplish this by continuing to refine the quality of our menu, our in-restaurant experience, and the effectiveness of our advertising and promotion efforts.  Second, we are focused on prudently growing our Lime Fresh fast casual concept.  Our final key initiative is to increase shareholder value by investing our capital to yield attractive returns.  While we are cautious near-term given the current economic environment, we believe there is significant opportunity ahead to strengthen our Company and create shareholder value.”

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Reporting Reclassifications to Prior-Year Financial Statements

Similar to the first quarter, we made several reporting reclassifications to our prior-year statements of operations for the 13 week period ended November 29, 2011 to better align our financial statement presentation with our peer group.  These reclassifications, which had no effect on pre-tax or net loss were primarily in two key areas:  1) Amortization of deferred debt issuance costs and revolving credit facility commitment fees of $0.5 million were reclassified from other restaurant operating costs to interest expense, net; and  2)  Corporate and field executive fringe benefits and payroll taxes of $2.0 million were reclassified from payroll and related costs to selling, general, and administrative, net, where the corresponding salary expenses are reported.  In the current year quarter, these amounts were $0.8 million and $2.1 million, respectively.

ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 11 foreign countries, and Guam.  As of December 4, 2012, we owned and operated 709 Ruby Tuesday restaurants and franchised 77 Ruby Tuesday restaurants, comprised of 33 domestic and 44 international restaurants.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Greg Ashley                                                                                                Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

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Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, payment of dividends, stock and bond repurchases, restaurant acquisitions, conversions of Company-owned restaurants to other dining concepts, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, our targets for annual growth in same-restaurant sales and average annual sales per restaurant, and the benefits of our television marketing), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes and remodeled restaurants; our ability to successfully integrate acquired companies; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; our ability to complete our planned sale-leaseback transactions; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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RUBY TUESDAY, INC.

Financial Results For the Second Quarter of Fiscal Year 2013
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED STATEMENTS OF OPERATIONS
	13 Weeks		13 Weeks			26 Weeks		26 Weeks
	Ended		Ended			Ended		Ended
	December 4,	Percent	November 29,	Percent	Percent	December 4,	Percent	November 29,	Percent	Percent
	2012	of Revenue	2011	of Revenue	Change	2012	of Revenue	2011	of Revenue	Change
Revenue:
Restaurant sales and operating revenue	$ 302,753	99.5	$ 306,155	99.6		$ 634,018	99.5	$ 635,009	99.6
Franchise revenue	1,480	0.5	1,250	0.4		3,136	0.5	2,741	0.4
Total revenue	304,233	100.0	307,405	100.0	(1.0)	637,154	100.0	637,750	100.0	(0.1)

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	84,297	27.8	91,562	29.9		173,822	27.4	189,137	29.8
Payroll and related costs	102,788	34.0	105,814	34.6		212,022	33.4	216,675	34.1
Other restaurant operating costs	66,996	22.1	64,801	21.2		134,152	21.2	133,538	21.0
Depreciation	15,120	5.0	16,414	5.4		30,512	4.8	32,700	5.1
(as a percent of Total revenue)
Selling, general and administrative, net	38,958	12.8	25,410	8.3		82,387	12.9	53,797	8.4
Closures and impairments	18,251	6.0	653	0.2		19,375	3.0	1,098	0.2
Total operating costs and expenses	326,410		304,654			652,270		626,945

(Loss)/Earnings From Operations	(22,177)	(7.3)	2,751	0.9	(906.1)	(15,116)	(2.4)	10,805	1.7	(239.9)

Interest expense, net	7,181	2.4	4,498	1.5		13,971	2.2	8,895	1.4

Gain on extinguishment of debt	(571)	(0.2)	0	0.0		(571)	(0.1)	0	0.0

Pre-tax (loss)/profit	(28,787)	(9.5)	(1,747)	(0.6)	(1,547.8)	(28,516)	(4.5)	1,910	0.3	(1,593.0)

(Benefit)/provision for income taxes	(13,719)	(4.5)	254	0.1		(16,047)	(2.5)	818	0.1

Net (Loss)/Income	$ (15,068)	(5.0)	$ (2,001)	(0.7)	(653.0)	$ (12,469)	(2.0)	$ 1,092	0.2	(1,241.8)

(Loss)/Earnings Per Share:
Basic	$ (0.24)		$ (0.03)		(700.0)	$ (0.20)		$ 0.02		(1,100.0)
Diluted	$ (0.24)		$ (0.03)		(700.0)	$ (0.20)		$ 0.02		(1,100.0)

Shares:
Basic	62,005		62,598			62,409		63,177
Diluted	62,005		62,598			62,409		63,729

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RUBY TUESDAY, INC.

Financial Results For the Second Quarter
of Fiscal Year 2013
(Amounts in thousands)
(Unaudited)
	December 4,	June 5,
CONDENSED BALANCE SHEETS	2012	2012
Assets
Cash and Cash Equivalents	$25,594	$48,184
Accounts Receivable	6,772	4,700
Inventories	39,345	29,030
Income Tax Receivable	1,822	837
Deferred Income Taxes	30,074	27,134
Prepaid Rent and Other Expenses	12,815	13,670
Assets Held for Sale	4,178	4,713

Total Current Assets	120,600	128,268

Property and Equipment, Net	910,898	966,605
Goodwill	9,022	7,989
Other Assets	68,620	70,675

Total Assets	$1,109,140	$1,173,537

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$9,988	$12,454
Other Current Liabilities	113,447	119,770
Long-Term Debt, including Capital Leases	298,709	314,209
Deferred Income Taxes	19,858	37,567
Deferred Escalating Minimum Rents	46,465	45,259
Other Deferred Liabilities	74,752	68,054

Total Liabilities	563,219	597,313

Shareholders' Equity	545,921	576,224

Total Liabilities and
Shareholders' Equity	$1,109,140	$1,173,537